EXHIBIT 99.1

Clearfield Reports Record Fiscal Second Quarter and Six Month 2021 Financial Results

  Company Introduces Fiscal 2021 Net Sales Guidance of $120 Million to $125 Million, Representing 32% Year-over-Year Growth at the Midpoint; Net Income Projected at or above 12% of Net Sales.

  45% Increase in Net Sales, Driven by 68% Growth in Community Broadband Revenue and 60% Growth in MSO Revenue for Q2 2021, Compared to the Same Year-ago Quarter

  Continued Execution on Operational Effectiveness Initiatives and Favorable Product Mix Produces 43.6% Second Quarterly Gross Profit Margin

  Net Income for Q2 2021 Increased 387% to $3.6 Million, or $0.27 per diluted share, an Improvement from $0.7 Million, or $0.05 per diluted share, in the Same Year-ago Quarter

  Company Backlog Increased 115% to Record $19.2 Million at Quarter End Compared to the Same Year-ago Quarter End

MINNEAPOLIS, April 22, 2021 (GLOBE NEWSWIRE) -- Clearfield, Inc. (NASDAQ: CLFD), the specialist in fiber management for communication service providers, reported results for the fiscal second quarter and six months ended March 31, 2021.

Fiscal Q2 2021 Financial Summary
(in millions except per share data and percentages)	Q2 2021	vs. Q2 2020	Change	Change (%)
Net Sales	$29.7	$20.4	$9.3	45%

Gross Profit ($)	$12.9	$8.2	$4.8	59%
Gross Profit (%)	43.6%	39.9%	3.6%	9%

Income from Operations	$4.5	$0.7	$3.7	518%
Income Tax Expense	$0.9	$0.2	$0.7	392%

Net Income	$3.6	$0.7	$2.9	387%
Net Income per Diluted Share	$0.27	$0.05	$0.22	440%

Fiscal Q2 YTD 2021 Financial Summary
(in millions except per share data and percentages)	2021 YTD	vs. 2020 YTD	Change	Change (%)
Net Sales	$56.8	$39.8	$17.0	43%

Gross Profit ($)	$24.3	$15.9	$8.4	53%
Gross Profit (%)	42.8%	39.9%	2.9%	7%

Income from Operations	$8.2	$1.1	$7.0	628%
Income Tax Expense	$1.6	$0.3	$1.3	417%

Net Income	$6.8	$1.2	$5.6	445%
Net Income per Diluted Share	$0.50	$0.09	$0.41	456%

Management Commentary
“During the second quarter of fiscal 2021 we saw demand for fiber-fed broadband networks expand across the Community Broadband market,” said Clearfield President and CEO Cheri Beranek. “This demand helped drive a 45% increase in net sales to a record $29.7 million, bringing our total net sales for the first six months of fiscal 2021 to a record $56.8 million, which was up 43% year-over-year. Clearfield is strongly executing on its brand promise of providing highly configurable fiber distribution and pathway products to meet broadband service provider requirements. Order bookings started strong in January and accelerated through quarter-end, resulting in a 115% increase in backlog to $19.2 million on March 31, 2021 vs. $9.3 million on March 31, 2020. We expect to ship the majority our backlog during fiscal Q3 and have begun to receive longer-scheduled orders as service providers establish longer term deployment plans.

“Clearfield remains committed to fulfilling the increased demand of smaller providers across the country. We began investing early last fall in our drop-cable production facilities because we anticipated take rates would increase among existing providers as potential subscribers were added to existing networks. This timely investment has proven to be a meaningful competitive advantage as we continue to offer superior lead-times compared to the competition. In addition, as providers with multi-state networks are now overbuilding their networks with fiber, we are developing an increasing presence within the Tier 2 community. We anticipate this market-based demand will continue moving forward.

“The government-financed broadband program under the Rural Digital Opportunity Fund (RDOF) is in the planning stages for providers and will start to be deployed later this summer and fall. In addition, while the recently announced American Jobs Plan within the Biden infrastructure bill is still being debated in Congress, the White House’s request for $100 billion in funding for sustainable high-speed broadband is a positive reflection on expanded fiber opportunities we believe are possible in the years ahead.

“Although sales in our Tier 1 market have not yet experienced the same robust growth as our other markets, we continue to support our sales presence in the Tier 1 National Carrier market for both fiber to the home and business as well as for 5G initiatives. We shipped several new products into that market during Q2 and are working to gain a stronger foothold with them. As we have previously communicated, the global pandemic has stalled the introduction and training of our new technologies into the Tier 1 market. As 5G deployments into the access network increase, we are optimistic for increasing revenue among Tier 1 markets moving forward.

“Our strategic plan continues on its multi-year initiative to enable Clearfield to ‘Come of Age.’ Our organization has specific and measurable objectives to increase our topline, reduce our costs and expand our reach. Key to our success remains our loyalty to the providers that have grown alongside us, while delivering new innovations for the integration of wireline and wireless networks as we move into new markets.

“The COVID-19 pandemic has dramatically boosted broadband demand but also created supply chain challenges to fulfill that demand. The strong partnerships we have built with our suppliers globally have and will continue to be crucial. We are optimistic that we will be able to procure the necessary components for our growth ahead. However, the pressure on the supply chain by increased demand and global supply chain disruptions, caused by the pandemic, the harsh Texas winter, container shortages, the blocking of the Suez Canal and other logistical issues have shown how fragile the supply chain can be. In particular, Clearfield’s manufacturing requires supplies of raw materials, like optical fiber cable and resins necessary for its fiber management product line.

“Looking ahead, the rural broadband market remains ripe for growth and the strategic investments we have made and the presence we have established over the last 10 years will be beneficial for Clearfield. While the volatility of the supply chain potentially poses challenges in the near term, our growing backlog, expanding pipeline and building market demand, give us confidence in our ability to realize net sales of $120 million to $125 million in fiscal 2021, which represents year-over-year growth of 32% at the midpoint. As travel re-emerges, we anticipate our Selling, general and administrative costs will grow moderately. In addition, we will be making strategic investments in additional customer-facing positions in order to maintain our leading customer service programs to our expanding customer base. For the remaining quarters of fiscal 2021, we anticipate net income to be at or above 12% as a percentage of net sales.”

Second Quarter of Fiscal 2021 Financial Results
Net sales for the second quarter of fiscal 2021 increased 45% to $29.7 million from $20.4 million in the same year-ago quarter. The increase in net sales was primarily due to higher sales in the Company’s Community Broadband and Multiple System Operators (MSO or Cable TV) markets, partially offset by decreases in the Company’s Legacy and National Carrier markets.

Gross profit for the second quarter of fiscal 2021 increased 59% to $12.9 million (or 43.6% of net sales), from $8.2 million (or 39.9% of net sales) in the same year-ago quarter. The increase in gross profit dollars was due to higher sales volume. The increase in gross profit margin was due to a favorable product mix associated with the increased net sales in the Company’s Community Broadband markets and cost reduction efforts across the Company’s product lines, including increased production at its Mexico manufacturing plants as well as efficiencies realized from supply chain programs.

Operating expenses for the second quarter of fiscal 2021 totaled $8.5 million (or 28.6% or net sales), which compares to $7.4 million (or 36.4% of net sales) in the same year-ago quarter. The increase in operating expenses consisted primarily of higher compensation costs related to performance compensation accruals.

Income from operations for the second quarter of fiscal 2021 increased 518% to $4.5 million from $0.7 million in the same year-ago quarter.

Income tax expense for the second quarter of fiscal 2021 increased 392% to $935,000, or an effective tax rate of 20.4%, from $190,000, or an effective tax rate of 20.3%, in the same year-ago quarter due to higher taxable income.

Net income for the second quarter of fiscal 2021 totaled $3.6 million, or $0.27 per diluted share, a 387% improvement from $0.7 million, or $0.05 per diluted share, in the same year-ago quarter.

Financial Results for the Six Months Ended March 31, 2021
Net sales increased 43% to $56.8 million for the six months ended March 31, 2021 from $39.8 million during the same period in fiscal 2020. The increase in net sales was primarily due to higher sales in the Company’s Community Broadband and MSO markets, partially offset by decreases in the Company’s Legacy and National Carrier markets.

Gross profit was $24.3 million (or 42.8% of net sales) for the six months ended March 31, 2021, an increase of 53% from $15.9 million (or 39.9% of net sales) in the same period in fiscal 2020. The increase in gross profit dollars was due to increased sales volume. The increase in gross profit margin was due to cost reduction efforts across the Company’s product lines, including greater use of its Mexico manufacturing facilities as well as efficiencies realized from supply chain programs.

Operating expenses increased 9% to $16.1 million (or 28.4% of net sales) for the six months ended March 31, 2021 from $14.8 million (or 37.1% of net sales) during the same period in fiscal 2020. The increase in operating expenses was primarily due to increases in compensation-related expenses.

Income from operations totaled $8.2 million for the six months ended March 31, 2021 compared to $1.1 million during the same period in fiscal 2020.

Income tax expense was $1.6 million, with an effective tax rate of 19.2%, for the six months ended March 31, 2021 as compared to $313,000, with an effective tax rate of 20.0% during the same period in fiscal 2020.

Net income totaled $6.8 million, or $0.50 per diluted share, for the six months ended March 31, 2021, an increase of 445% from $1.2 million, or $0.09 per diluted share, during the same period in fiscal 2020.

Conference Call
Clearfield management will hold a conference call today (Thursday, April 22, 2021) at 5:00 p.m. Eastern Time (4:00 p.m. Central Time) to discuss these results and provide an update on business conditions.

Clearfield President and CEO Cheri Beranek and CFO Dan Herzog will host the presentation, followed by a question-and-answer period.

U.S. dial-in: 1-877-407-0792
International dial-in: 1-201-689-8263
Conference ID: 13718652

The conference call will be webcast live and available for replay here: http://public.viavid.com/index.php?id=144321

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through May 6, 2021.

U.S. replay dial-in: 1-844-512-2921
International replay dial-in: 1-412-317-6671
Replay ID: 13718652

About Clearfield, Inc.
Clearfield, Inc. (NASDAQ: CLFD) designs, manufactures, and distributes fiber optic management, protection, and delivery products for communications networks. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (traditional carriers), competitive local exchange carriers (alternative carriers), and MSO/Cable TV companies, while also catering to the broadband needs of the utility/municipality, enterprise, data center and military markets. Headquartered in Minneapolis, MN, Clearfield deploys more than a million fiber ports each year. For more information, visit www.SeeClearfield.com.

Cautionary Statement Regarding Forward-Looking Information
Forward-looking statements contained herein and in any related presentation or in the related FieldReport are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “outlook,” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the expected impact of COVID-19 and related economic uncertainty, the Company’s future revenue and operating performance, the impact of the Rural Digital Opportunity Fund (RDOF) or other government programs on the demand for the Company’s products or timing of customer orders, and trends in and growth of the FTTx markets, market segments or customer purchases and other statements that are not historical facts. These statements are based upon the Company's current expectations and judgments about future developments in the Company's business. Certain important factors could have a material impact on the Company's performance, including, without limitation: the COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results; we rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders; we depend on the availability of sufficient supply of certain materials, such as fiber optic cable and resins for plastics, and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products; a significant percentage of our sales in the last three fiscal years have been made to a small number of customers; further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities; we may be subject to risks associated with acquisitions; product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses; we are dependent on key personnel; our business is dependent on interdependent management information systems; to compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance; changes in government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles; intense competition in our industry may result in price reductions, lower gross profits and loss of market share; our success depends upon adequate protection of our patent and intellectual property rights; if the telecommunications market does not expand as we expect, our business may not grow as fast as we expect; we face risks associated with expanding our sales outside of the United States; and other factors set forth in Part I, Item IA. Risk Factors of Clearfield's Annual Report on Form 10-K for the year ended September 30, 2020 as well as other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements to reflect actual events unless required by law.

Investor Relations Contact:
Matt Glover and Tom Colton
Gateway Investor Relations
1-949-574-3860
CLFD@gatewayir.com

CLEARFIELD, INC.
STATEMENTS OF EARNINGS
(Unaudited)
(Unaudited)			(Unaudited)
Three Months Ended			Six Months Ended
March 31,			March 31,
	2021	2020	2021	2020

Revenues	$29,691,934	$20,408,509	$56,784,081	$39,786,500

Cost of sales	16,750,354	12,257,076	32,473,256	23,907,532

Gross profit	12,941,580	8,151,433	24,310,825	15,878,968

Operating expenses
Selling, general and
administrative	8,490,120	7,431,261	16,145,657	14,757,881
Income from operations	4,451,460	720,172	8,165,168	1,121,087

Interest income	123,324	217,725	257,055	440,968
Income before income taxes	4,574,784	937,897	8,422,223	1,562,055

Income tax expense	935,000	190,000	1,619,000	313,000

Net income	$3,639,784	$747,897	$6,803,223	$1,249,055

Net income per share:
Basic	$0.27	$0.05	$0.50	$0.09
Diluted	$0.27	$0.05	$0.50	$0.09

Weighted average shares outstanding:
Basic	13,730,150	13,521,172	13,711,135	13,516,608
Diluted	13,779,779	13,521,172	13,738,090	13,571,674

CLEARFIELD, INC.
BALANCE SHEETS

	(Unaudited)
	March 31,	September 30,
	2021	2020
Assets
Current Assets
Cash and cash equivalents	$22,338,721	$16,449,636
Short-term investments	9,957,831	10,582,527
Accounts receivable, net	13,195,295	10,496,672
Inventories, net	14,627,176	14,408,538
Other current assets	717,599	585,436
Total current assets	60,836,622	52,522,809

Property, plant and equipment, net	4,749,530	4,952,819

Other Assets
Long-term investments	25,565,000	25,143,000
Goodwill	4,708,511	4,708,511
Intangible assets, net	4,793,137	4,986,216
Right of use lease asset	2,724,233	2,539,100
Deferred tax asset	178,118	178,118
Other	262,352	266,857
Total other assets	38,231,351	37,821,802
Total Assets	$103,817,503	$95,297,430

Liabilities and Shareholders’ Equity
Current Liabilities
Current portion of lease liability	$887,677	$665,584
Accounts payable	5,011,965	3,689,587
Accrued compensation	5,496,056	4,856,885
Accrued expenses	492,758	1,202,753
Total current liabilities	11,888,456	10,414,809

Other Liabilities
Long-term portion of lease liability	2,080,562	2,129,343
Total other liabilities	2,080,562	2,129,343
Total Liabilities	13,969,018	12,544,152

Shareholders’ Equity
Common stock	137,328	136,500
Additional paid-in capital	57,794,061	57,502,905
Retained earnings	31,917,096	25,113,873
Total Shareholders’ Equity	89,848,485	82,753,278
Total Liabilities and Shareholders’ Equity	$103,817,503	$95,297,430

CLEARFIELD, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended	Six Months Ended
	March 31,	March 31,
	2021	2020
Cash flows from operating activities
Net income	$6,803,223	$1,249,055
Adjustments to reconcile net income to cash provided
by operating activities:
Depreciation and amortization	1,139,261	1,210,961
Change in allowance for doubtful accounts	209,612	-
Amortization of discount on investments	-	(55,641)
Stock-based compensation expense	623,235	328,523
Changes in operating assets and liabilities
Accounts receivable	(2,908,235)	1,049,108
Inventories, net	(218,638)	(2,675,123)
Other assets	(188,542)	98,010
Accounts payable and accrued expenses	1,239,733	1,091,431
Net cash provided by operating activities	6,699,649	2,296,324

Cash flows from investing activities:
Purchases of property, plant and equipment and
intangible assets	(682,009)	(1,183,336)
Purchase of investments	(6,448,304)	(19,076,930)
Proceeds from maturities of investments	6,651,000	16,720,000
Net cash used in investing activities	(479,313)	(3,540,266)

Cash flows from financing activities
Proceeds from issuance of common stock under	179,081	169,652
employee stock purchase plan
Tax withholding related to exercise of stock options	(456,124)	2,582
Tax withholding related to vesting of restricted stock
grants and exercise of stock options	(54,208)	(5,803)
Repurchase of common stock	-	(428,654)
Net cash used in financing activities	(331,251)	(262,223)
Increase (Decrease) in cash and cash equivalents	5,889,085	(1,506,165)
Cash and cash equivalents, beginning of period	16,449,636	10,081,721
Cash and cash equivalents, end of period	$22,338,721	$8,575,556

Supplemental disclosures for cash flow information
Cash paid during the year for income taxes	$2,331,002	$355,657

Non-cash financing activities
Cashless exercise of stock options	$1,269,414	$7,737